Exhibit 99.1

Contact:

The Proxy Advisory Group, LLC

(888) 337-7699 (888-33PROXY)

MathStar and Sajan Extend Exclusivity Period for Proposed Merger

HILLSBORO, Ore., July 20, 2009 – MathStar, Inc. (MATH.PK) announced today that Sajan, Inc. has agreed to extend the exclusivity period during which MathStar and Sajan are to negotiate a definitive merger agreement.  The exclusivity period will now expire on August 24, 2009.

As previously announced, MathStar has entered into a non-binding letter of intent with Sajan. The letter of intent provides as follows:

•                  MathStar is to acquire all of Sajan’s stock in a merger transaction for approximately $16.0 million, consisting of approximately $5.6 million in cash and 8.8 million shares of MathStar’s common stock.  By using cash as a component of the merger price, the Board is attempting to minimize the dilution from the potential transaction.

•                  If the transaction occurs as currently contemplated, MathStar stockholders would continue to own over 50% of the combined company.

•                  The MathStar Board is working with Sajan to develop a detailed and comprehensive business plan for the combined entity as a public company.

The MathStar Board is enthusiastic about MathStar’s new, positive direction and the potential merger with Sajan.

Statements in this press release, other than historical information, may be “forward-looking” in nature and are subject to various risks, uncertainties and assumptions.  These statements are based on management’s current expectations, estimates and projections about MathStar and include, but are not limited to, those set forth in the section of MathStar’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission on March 31, 2009 under the heading “Item 1A. Risk Factors” and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.  Except as may be required by law, MathStar undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

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